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                                                                    EXHIBIT 5.1

                        [Letterhead of Pamela F. Craven]


                                                      September 15, 2000

RE:        Avaya Inc.
           211 Mount Airy Road
           Basking Ridge, New Jersey 07902

Dear Sirs:

      With reference to the Registration Statement on Form S-8 which Avaya Inc. (the "Company") proposes to file with the Securities and Exchange Commission the ("SEC") under the Securities Act of 1933, as amended, registering 3,000,000 common shares, par value $.01 per share (including an equal number of Preferred Shares Purchase Rights that initially trade with the common shares), of the Company (the "Shares") which may be offered and sold by the Company under the Avaya Inc. Savings Plan and the Avaya Inc. Savings Plan for Salaried Employees (the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolution of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non assessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                                Very truly yours,



                                                /s/ Pamela F. Craven
                                                Vice President, General Counsel
                                                   and Secretary

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